EXHIBIT 10.30 Service Agreement - Harris Interactive, Inc.

SERVICES AGREEMENT

This Agreement (this "Agreement") is dated as of July 1, 2005, between HARRIS INTERACTIVE INC., a Delaware corporation with offices at 60 Corporate Woods, Rochester, New York 14623 ("Harris") and DATASCENSION Inc., a California company with offices at 145 S. State College Blvd., Suite 350, Brea California 92821 ("Datascension").

WHEREAS, Harris is in the business of conducting research and creating, conducting, and providing analysis of surveys and polls; and

WHEREAS, Harris is the owner of a proprietary panel of cooperative respondents who have agreed to participate in research, surveys, and polls known as the Harris Poll Online; and

WHEREAS, Datascension provides various services, including survey programming, data processing, data collection and coding , to companies in the market research industry; and

WHEREAS, Harris desires that Datascension provide the services described in Attachment A annexed hereto (the "Services") to assist Harris in conducting surveys and polls;

NOW THEREFORE, in consideration thereof and as provided hereunder, Harris and Datascension hereby agree as follows:

1 . Term. The initial term of this Agreement shall commence July 1, 2005 and continue until June 30, 2006 (the "Initial Term"). Thereafter, this Agreement may be renewed for additional one year periods (each, a "Renewal Term") upon mutual agreement of the parties, such agreement to occur 90 days prior to the conclusion of the then current term. The Initial Term and all Renewal Terms, if any, during which this Agreement is in effect, are collectively referred to in this Agreement as the "Term".

2.     Engagement

       (a)   The Services.   During the Term, Datascension agrees to provide to
Harris, and Harris agrees to purchase from Datascension, the Services, as more particularly described in Attachment A annexed hereto.

       (b) Staff. The individuals designated by Datascension to perform the Services hereunder shall be appropriately qualified and trained in the technical skills necessary to perform their duties under this Agreement. Any individual or sub-contractor designated by Datascension to provide Services hereunder shall be covered by the terms of the Mutual Confidentiality Agreement signed between the parties on September 27, 2004. Datascension shall have sole responsibility and liability for ensuring that its employees and sub-contractors abide by the terms of such Agreement. Datascension will not sub-contract work pursuant to this Agreement with Harris' prior written consent and such consent shall not be unreasonably withheld.

       (c) Removal of Datascension Staff. Harris shall have the right to request, by providing reasonable reason for such a request, the removal and replacement of any Datascension staff member who is performing Services for Harris.

3.     Service Requirements.

       (a) Initial Term. Datascension agrees to provide, and Harris agrees to purchase, a minimum number of hours of each type of Service as set forth in Attachment A. Datascension will also make resources available for up to the maximum number of hours of Services as set forth in Attachment A, which Harris may elect to purchase at its option. Hours are only those hours that are to he billed to Harris projects and do not include administrative hours, training hours or hours applied to any other non-billable activity.

       (b) Renewal Term. Harris will notify Datascension of the minimum and maximum number of hours of each type of Service for each Renewal Term no later than 30 days before the first day of such Renewal Term. If the hours for any type of Service for the Renewal Term exceed the hours for the last quarter of the current Term, Harris and Datascension will agree on a schedule for increasing the hours.

       (c) Distribution of Hours. The hours to be provided by Datascension shall be distributed across the EST time zone (EST is defined to be 8am to 6pm Rochester, New York time). Datascension support beyond 6pm EST may be required by Harris from time to time and Datascension will provide best efforts to provide the support. The hours provided to Harris each business day (a day that Harris is open for business in Rochester, New York) shall be at an average level approved by Harris. However, Harris will make reasonable efforts to accommodate requests by Datascension to be relieved of such requirements due to local holidays or other similar types of request, provided Datascension requests such relief 30-days in advance to permit Harris time to consider the request and respond.

       (d) Datascension's quarterly. Productivity will be measured by comparing actual hours spent by Datascension on the project to the estimated hours as calculated by using the Harris bidding program (HIBS). This metric will then be compared to the same metric for Harris staff and the ratio of the two metrics defines Productivity. Datascension's quarterly aggregated Productivity will be no higher than the standards detailed below (i.e. negative to the standard).

       Survey Programming - 1.5 Datascension hours to 1.0 Harris Hour Data Processing - 1.4 Datascension hours to 1.0 Harris Hour

If the Quarterly productivity standards are not met, Harris will have the ability to lower the Harris Committed Hours.

       (e) Backup. Datascension will adhere to a mutually agreed upon back up policy for all materials, programs, data and other items created under, assembled in connection with or otherwise pertaining to this Agreement and the Services provided hereunder.

       (f) Privacy. Datascension will abide by all applicable privacy regulations and Harris requirements in providing Services to Harris hereunder this Agreement, including, but not limited to those specified by Harris as detailed in Harris' privacy policy a copy of which may be found at the following:

       (g) Training. Datascension will provide the initial training to its entire staff that will provide Services under this Agreement This training will cover the Harris process, the various programming manuals as appropriate for the Service, and Datascension's own internal training programs. This training will be at Datascension's expense and will occur prior to Harris providing any on-site training. Harris will provide on-site training at its own expense on an as needed basis. Harris is not liable to pay Datascension for training hours spent by Datascension staff

Harris may from time to time provide ad-hoc training via phone or video conference on new methodologies, complex methodologies or as general support to Datascension. This training will be delivered to Datascension identified "expert" staff who will then be responsible for applying the training across the entire Datascension staff as appropriate. Datascension will make its "expert" staff available to Harris for such training as needed.

       (h) Project Estimating & Scheduling. Datascension will provide an estimate of the hours required to complete each project within one day of being assigned the project. Harris will provide Datascension with the hours estimated from the Harris bidding program at the time that the project is scheduled. If Datascension's estimated hours exceeds Harris's estimated hours by 10% or more, Datascension will continue to work on the project but they will also contact the appropriate Harris staff to obtain clarification and agreement on the estimate. During the execution of the project, Harris will be notified of any project where the actual hours will exceed the agreed upon estimated hours by 10% or more. Harris will not be responsible for any fees that exceed the agreed upon estimate by 10% or more unless this notification occurred.

Harris will email Datascension to schedule projects and it is expected that Datascension will respond to scheduling requests within one hour. Datascension will provide scheduling contact support from 9am to 5pm EST.

       (i) Responsiveness. Email and telephone will be the primary form of communication between Harris and Datascension staff. Communications must be responded to within one hour of receipt. In the event that a resolution to the issue in the communication can not be provided within one hour, at a minimum, a response indicating that the issue is being attended to and an estimate of when the resolution will be provided must be sent within one hour. Harris personnel will be requested to meet the same standard with respect to the time to respond to communications Harris will prepare written documentation on these standards and will provide training on the standards to all Harris personnel that may interact with Datascension personnel.

       (j)   Satisfaction.   Starting  in  the  Second Quarter (October  2005),
Datascension will maintain a quarterly mean overall satisfaction Score equal to or greater than that of Harris' staff for each Service. The mean satisfaction score will be obtained thru Harris's internal Customer Satisfaction Survey
(CSS). If Datascension's mean satisfaction score is below Harris' by more than ..3 at the end of any quarter, Harris will have the ability to lower the Harris committed hours. If the Datascension quarterly mean satisfaction score is at
9.0 or greater, these conditions do not apply. Harris will provide the project level satisfaction data to Datascension on a weekly basis. Datascension will have the right to dispute any project score by providing a reasonable explanation for the performance, but the decision to keep or remove any project from the CSS analysis is solely at the discretion of the Harris SVP, Research Operations.

Datascension will provide a quarterly report that details the satisfaction data for each Datascension staff member providing Services. The data will show a mean score and frequency distribution for each staff member, by quarter and year-to-date.

Datascension will provide a monthly summary of all projects that were a 7.0 or below and the actions that have been implemented to address the issues that were identified as being the cause for the dissatisfaction.

4. Location of Performance. Datascension shall perform all work at its own facilities, or at facilities other than those owned or operated by Harris, using equipment owned or leased by Datascension or its employees. Datascension shall be responsible for obtaining all necessary equipment, hardware, documentation and supplies necessary for its performance of the Services hereunder.

5.     Pricing and Payments

       (a) Billing Rate. The billing rate for Datascension performing Services under this Agreement is detailed below in USD per hour (the "Billing Rate"). The Billing Rate will be subject to review, negotiation and adjustment effective the first day of each Renewal Term. All payments shall be in U.S. Dollars.

This information intentionally left blank

       (b)   Reduction of Payment

       (1) For any project in which the Survey is programmed incorrectly or the data is tabulated incorrectly by Datascension except in cases where it is due to no fault of Datascension, Harris may choose to reduce the payment for that project, all or in part, but for the purpose of determining whether Harris has purchased its committed hours, all the Datascension hours devoted to the project will be counted whether or not paid for. The amount the payment will be reduced will be decided on a project by project basis by Harris after giving Datascension reasonable Opportunity to explain why the payment should not be reduced.

       (2) For any project in which Datascension misses the agreed and confirmed schedule for the Slow Start, Full Field, Data Check Edit or Final Deliverables by more than four hours, except in cases where it is due to no fault of Datascension, Harris may choose to reduce the payment for the impacted portion of the project, all or in part, but for the purpose of determining whether Harris has purchased its committed hours, all the Datascension hours devoted to the project will be counted whether or not paid for. The amount the payment will be reduced will be decided on a project by project basis by Harris after giving Datascension reasonable opportunity to explain why the payment should not be reduced.

       (c) Taxes. Each of the parties shall be responsible for their own tax liabilities as it relates to provision of services hereunder this Agreement.

       (d) No Other Compensation. Datascension acknowledges and agrees that the hourly fee provided for under this Section 5 is the total compensation payable to Datascension for the Services and other items to be provided by Datascension hereunder and that neither Datascension nor any of its programmers shall be entitled to royalties or other fees of any kind whatsoever in connection with any deliverables resulting from the Services. Datascension shall be responsible for all out-of-pocket expenses incurred by it or by any member of its staff in connection with the performance of Services under this Agreement.

       (e) Invoices & Payment. Datascension shall invoice Harris, in the format prescribed by Harris, on a monthly basis on or before the end of the first business day following the close of each month for all amounts payable by Harris under this Section 5, based upon the actual hours billed to Harris projects during the preceding month. Harris will receive separate monthly invoices for survey programming and data processing. Harris shall submit payment for all such fees within 30 days of Harris' receipt of a properly completed invoice; provided, however, that if Harris in good faith disputes all or any part of any such invoice, Harris will pay the undisputed amount within such 30-day period and will promptly notify Datascension of the portion that is disputed; and the parties shall thereafter promptly seek to resolve such dispute.

       (f) Licensing Fees & Infrastructure. In the event that Datascension does not currently have a license to use the software needed to provide the Services, Datascension shall be required to acquire such a license or licenses at its own expense, and shall not be entitled to any reimbursement by Harris with respect to such licensing fees; provided, however, that Harris shall obtain for Datascension's benefit a license to use the Surveycraft software. The Surveycraft licenses will only be used in support of Harris projects and will be returned to Harris should this Agreement be terminated for any reason.

Datascension, will, at its expense, make the required technical investments so that it can access Harris' infrastructure in a manner defined by Harris. Such technical investments shall assure that Datascension has sufficient bandwidth to transfer electronic files in a manner that is acceptable to Harris and that Datascension has the required tools, software and technical infrastructure to fulfill Harris projects.

6. Reports. Datascension shall provide to Harris the following reports at no additional cost.

       (a) Datascension will provide a daily aggregate level availability report by 8am EST. This report will detail current hours expected to be used for each Service and expected capacity for each Service for the next 10 days.

       (b) Datascension will provide a daily aggregate level utilization report by 8am EST. This report will detail all hours that were applied, and the capacity, the previous day for each Service. The report will also provide a cumulative view of such information by each month of the current quarter.

       (c) At the end of each week, Datascension will provide a weekly summary report for all projects that were completed the previous week. This report will include, among other things, the original key dates, actual key dates, Datascension staff hours and estimated hours.

       (d) Datascension will provide a daily "hot report" by 10am EST. The report will provide Harris with an alert to potential crisis projects for that day. The report should identify the project, the issue, the Harris contact, and desired support.

       (e) Datascension will provide a daily report by 10am EST detailing the estimated number of hours required to fulfill each project assigned to them the previous day.

7.     Termination

       (a) Harris may terminate this Agreement without cause on 90 days prior written notice ("Notice Period"). During the Notice Period, Datascension will provide support up to the levels stated in this contract. After 45 days have elapsed during the Notice Period, Harris will have the option to reduce the volume commitment during the remaining 45 days of the Notice Period by up to 50%.

       (b) Either party may terminate this Agreement for cause with written notice if the other party breaches a material term of this Agreement and fails to cure such breach within 30 days of receiving such written notice.

       (c) Harris may terminate immediately without penalty if Datascension files for bankruptcy or declares insolvency, a Change of Ownership Occurs, or if Datascension breaches the Confidentiality Agreements. A Change of Ownership shall be deemed to have occurred if the there is a change in the party or parties who are able to elect 50% or more of Datascension's governing board or if Datascension sells substantially all of its assets.

       (d) A party's right to terminate this Agreement shall be in addition to all other rights and remedies such party may have available to it under this Agreement or at law or in equity.

       (e) In the event that this Agreement is terminated for any reason, Harris, at its sole discretion, may require Datascension to complete all work in progress in a timely and accurate manner and to deliver copies thereof to Harris or may require Datascension to immediately cease all work in progress' and to deliver copies of such work in its then current condition to Harris.

       (f) Termination of this Agreement shall not relieve Harris of its obligation to pay Datascension for any Services properly performed by Datascension prior to the date of such termination and subsequent to such date if Harris requires Datascension to complete work in progress subject, however, to any claims Harris may have based on any default by Datascension hereunder.

8.     Ownership

       (a) Harris shall have exclusive ownership of, including rights to use and transfer, any and all data and other materials furnished by Harris to Datascension under this Agreement (the "Data"). Harris shall have exclusive ownership rights to its online respondent database and related methodologies and technologies used to collect the Data, and Datascension shall treat all Data as Confidential Information in accordance with Section 12 of this Agreement.

       (b) In Consideration of the payments to be made by Harris to Datascension as set forth in Section 5 above, Datascension hereby grants, conveys and assigns to Harris all rights, title and interest, including all copyrights, in and to any Quantum and Surveycraft Computer programs designed and developed by Datascension for Harris (collectively the "Programs") and all other inventions discoveries, developments, modifications procedures, ideas, innovations systems, trade secrets, source Codes, know-how, and other work products developed in connection with the Programs and/or in connection with the Services provided hereunder (collectively "Work Product") Datascension understands and agrees that Harris may register any copyrights in any Work Product in Harris' flame. Datascension further understands and agrees that Harris shall have exclusive ownership of, including rights to use and transfer, any and all Work Product developed by Datascension pursuant to this Agreement. Datascension shall not use any Work Product for the benefit of any party other than Harris without Harris' prior written consent. Datascension will deliver to Harris final electronic copies of all programs and data created or assembled under this Agreement Notwithstanding the above, nothing herein shall be deemed to provide any rights or title to Harris to Datascension's proprietary methodology technology, systems or processes that have been developed independently by Datascension without use of monies provided hereunder this Agreement by Harris.

9.     Work Made for Hire.       Datascension   understands   and  agrees  that
Datascension and its employees are "employees-for-hire" of Harris and any Program developed hereunder is a "work made for hire" as defined by the laws of the United States regarding copyrights, In. the event that any Program developed hereunder is not found to be a "work made for hire," Datascension grants Harris a perpetual, exclusive, royalty free, worldwide license to use such Program; provided, however, that this is not intended to limit in any way the provisions of Section 8 pursuant to the Datascension proprietary information ownership provision in Section 8.

10. Datascension shall take and shall cause to be taken all such further steps as may be reasonably requested by Harris to perfect Harris' sole and exclusive ownership of all Work Product created hereunder, including, without limitation, the execution by all Datascension employees, consultants and subcontractors or others performing Services hereunder of any documentation necessary to transfer any and all rights in the Work Product to Harris.

11. Warranties. Datascension warrants to Harris that the Work Product developed by Datascension under this Agreement shall be the sole and exclusive property of Harris. Datascension warrants to Harris that when fully implemented the Work Product to be developed under this Agreement shall perform in accordance with the reasonable specifications to be provided by Harris from time to time. Datascension shall not have responsibility for performance issues that are the result of failures that are not attributable to Datascension.

12. Confidentja1 Information. During the course of this Agreement, the parties may exchange information, materials, and knowledge about their respective businesses including without limitation information related to products, Programming and other techniques, methods, pricing, ideas, experimental and other work, plans, Systems, customers, survey respondents, clients and suppliers. The parties agree that all such knowledge, information, and materials acquired are and will be the trade secrets and confidential and proprietary information of the party that has disclosed them pursuant to this Agreement. In addition, Datascension, in the course of performing the Services under this Agreement, will develop information, materials and knowledge on behalf of, and which under Sections 8 and 9 are owned by, Harris exclusive of Datascension's proprietary methodology, technology, systems and processes which shall remain Datascension's property. Collectively the foregoing is called "Confidential Information" whether or not explicitly designated as "confidential" or "proprietary" by the parties. All Confidential Information shall be bound by the terms of the Mutual Nondisclosure Agreement signed between the parties as of September 27, 2004. The parties acknowledge that damages may not be an adequate remedy for breach of their confidentiality obligations, and that injunctive or other equitable relief is an appropriate remedy.

13. Indemnification. Datascension shall indemnify, defend and hold Harris, its officers, directors, agents and representatives harmless from and against any and all liabilities, losses, damages, costs and expenses (including attorneys' fees) associated with any third party claim or action brought against Harris in connection with, related to or as a result of (a) any material breach of this Agreement by Datascension, (b) any claim that the Programs infringe a proprietary right of any third party, whether such claim is based on patent, copyright, trademark, trade secret, or otherwise, (c) any misuse of survey respondent information or related survey data, and (d) any violation of privacy regulations, and against any and all costs and expenses (including attorneys' fees) incurred by Harris in enforcing this indemnification obligation. The obligations of Datascension to provide indemnification under this Agreement shall be contingent upon the Harris (a) providing Datascension with prompt written notice of any claim for which indemnification is sought, (b) cooperating filly with Datascension at Datascension's expense in the defense of any such claim, and (c) allowing Datascension to control the defense and settlement of such claim with involvement by Harris at the request of Harris.

Harris shall indemnify, defend and hold, Datascension, its officers, directors, agents and representatives harmless from and against any and all liabilities, losses, damages, costs and expenses (including attorneys' fees) associated with any third party claim or action brought against Datascension in connection with, related to or as a result of (a) any material breach of this Agreement by Harris (b) any claim that the data or survey respondent information provided by Harris to enable Datascension to provide the Services infringes any proprietary right of any third party, whether the claim is based on patent, copyright, trade mark, trade secret or otherwise. (c) that the data or information is obtained/collected by Harris in violation of privacy of such third party or by use of unfair or illegal methods or means and against any and all costs and expenses (including attorneys' fees) incurred by Datascension in enforcing this indemnification obligation. The obligations of Harris to provide indemnification under this Agreement shall be contingent upon Datascension (a) providing Harris with prompt written notice of any claim for which indemnification is sought, (b) Cooperating filly with Harris at Harris' expense in the defense of any such claim, and (c) allowing Harris to control the defense and settlement of such claim.

14. Definitions. For purposes of this Agreement, (a) "person" shall mean any individual, corporation, company, partnership trust, or other entity, (b) "Affiliate" shall mean any person Controlling Controlled by, or under common Control with, the applicable party, and (c) "Control' shall include, without limitation, majority voting control or any other or lesser interest by reason of which a Controlling influence over the affairs of the person may be exercised.

15. Successors and Assigns. This Agreement shall inure to the benefit of', and shall be binding upon, the respective successors, legal representatives and assigns of the parties. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party and any attempted assignment without such written consent shall be void; provided however, either party shall have the right to assign its rights and obligations hereunder without consent of the other party to a party which acquires the assigning party by merger or sale, or which acquires all or substantially all of the assigning party's stock or assets or which is an Affiliate of the assigning party; but provided further that if any assignment by either party would be to a competitor of the non-assigning party, then the assignment may not be made without the non-assigning party's prior written consent.

16. Survival. The respective rights and obligations of the parties hereunder shall survive termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including without limitation rights and obligations arising from provisions related to trademarks and other proprietary rights of the parties, Confidential Information, and ownership of the Programs.

17. Entire Agreement; Amendments. This Agreement, including Attachment A, contains the entire agreement of the parties with respect to the subject matter hereof. Any modification, supplement, or amendment to this Agreemement must be in writing signed by both of the parties. This Agreement supersedes and replaces any existing agreements oral or written between the parties.

18. Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person or by nationally recognized overnight courier with receipt requested, or three business days after it is mailed certified mail postage prepaid, return receipt requested, addressed to the recipient at the address shown in the preamble to this Agreement or to such other address as may be designated by any party by notice given to the other in the manner described in this Section 18.

19. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

20. Force Majeure. Neither party shall be liable for any damages or penalties for default when such default is due to the elements, power outages, acts of God, acts of civil or military authority, fires or floods, epidemics, quarantine restrictions, wars or riots or other occurrences outside the reasonable control of the party. However, Datascension will be responsible for making up for any hours that are lost due to any type of system outage that causes its staff to be unable to work on projects for a period of time so as not to delay completion of the project.

21. Waiver. The waiver by either party of a breach of any provision of the Agreement will be valid only if in writing and will not operate or be interpreted as a waiver of any other or subsequent breach.

22. Relationship of the Parties. The parties hereto acknowledge and agree that, under this Agreement: (a) each of them is an independent contractor of the other; and (b) nether of them is, nor shall represent itself to be, an agent, employee, associate, partner or joint venture of the other. Except as expressly provided in this Agreement, neither party shall have the authority, nor hold itself out to have the authority, to bind the other party to any contract or commitment, nor shall either party be responsible for the acts or omissions of the other.

23. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the United States of America and the State of New York without reference to its conflicts of laws principles. Each party hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts sitting in Monroe County, New York and venue for any dispute arising under this Agreement shall be exclusively in such courts. Notwithstanding the above, the parties shall attempt to first resolve any claims, controversy, dispute or difference in good faith via arbitration in New York State. Should the parties be unable to resolve such issues, they may result to legal action as stipulated herein this Section 23.

24. Non-Solicitation. During the term of this Agreement and for a period of two years thereafter, nether party shall directly or indirectly solicit, employ or offer to employ any employee of the other party who becomes known to such party through the relationship contemplated by this Agreement without the other parties prior written consent.

25.    Counterparts.   This  Agreement   may   be   executed  in  one  or  more
counterparts, each of which shall be deemed to be an original and all of which shall be taken together and deemed to be one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

HARRIS INTERACTIVE INC.

By:
Name:
Title:

DATASCENSION INC

By:
Name:
Title: